Exhibit 5.3

November 22, 2011

Stanley Black & Decker, Inc.

1000 Stanley Drive

New Britain, Connecticut 06053

Ladies and Gentlemen:

We have acted as special Maryland counsel to Stanley Black & Decker, Inc., a Connecticut corporation (the “Company”), in connection with the issuance and sale by the Company of $400,000,000 in aggregate principal amount of its 3.40% Notes due 2021 (the “Debt Securities”) and the guarantee of the Debt Securities (the “Guarantees of Debt Securities” and, together with the Debt Securities, the “Securities”) by The Black & Decker Corporation, a Maryland corporation and wholly owned subsidiary of the Company (“Black & Decker”), pursuant to the prospectus supplement dated November 17, 2011 (the “Prospectus Supplement”) supplementing the prospectus dated November 16, 2011 (the “Base Prospectus” and, together with the Prospectus Supplement, the “Prospectus”) that forms a part of the Company’s registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) on November 16, 2011.

The Securities are being issued under the Indenture, dated November 1, 2002 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the Second Supplemental Indenture, dated as of March 12, 2010 (the Second Supplemental Indenture”), among the Company, Black & Decker and the Trustee, as further supplemented by the Supplemental Indenture, dated as of November 22, 2011 (the “Supplemental Indenture” and, together with the Base Indenture and the Second Supplemental Indenture, the “Indenture”), among the Company, Black & Decker and the Trustee. The Securities are being sold pursuant to the Underwriting Agreement, dated as of November 17, 2011 (the “Underwriting Agreement”), among the Company, Black & Decker and the Underwriters named therein.

In our capacity as counsel to the Company and for purposes of the opinions expressed herein, we have examined the charter of Black & Decker, the bylaws of Black & Decker, certain resolutions of the board of directors of Black & Decker, the Registration Statement, the Prospectus, the Indenture, the Underwriting Agreement and such certificates and other documents and matters as we deem necessary or appropriate to render the opinion expressed herein.

Stanley Black & Decker, Inc.

November 22, 2011

For purposes of the opinion expressed herein, we have relied as to factual matters upon certificates of directors, officers and representatives of the Company, Black & Decker and the Trustee and upon certificates of public officials and have obtained such further assurances as we deemed necessary or appropriate.

In giving the opinion set forth herein, we have assumed that (i) all documents submitted to us as originals are authentic, (ii) all documents submitted to us as certified or photostatic copies conform to the original documents, (iii) all signatures on all documents submitted to us for examination are genuine, (iv) all natural persons who executed any of the documents that were reviewed or relied on by us had full legal capacity at the time of such execution, (v) all public records reviewed by us or on our behalf are accurate and complete and (vi) the Indenture is a legal, valid and binding obligation of the Trustee.

Based on the foregoing and subject to the limitations, assumptions and qualifications set forth herein, we are of the opinion that the Guarantees of Debt Securities are legal, valid and binding obligations of Black & Decker, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights generally and to general principals of equity.

We express no opinion as to the laws of any state or jurisdiction other than, and our opinions expressed herein are limited to, the laws of the State of Maryland. The opinion expressed herein is limited to the matters set forth in this letter and no other opinion shall be inferred beyond the matters expressly stated. For purposes of this opinion, we have, with your permission, relied upon the opinion addressed to you dated the date hereof from Skadden, Arps, Slate, Meagher & Flom LLP as to all matters of law covered therein relating to the laws of the State of New York.

We hereby consent to the filing of this letter as an exhibit to the Company’s Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Miles & Stockbridge P.C.

By:	/s/ CHRISTOPHER R. JOHNSON

Principal